Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Pyxis Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (4)
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(f)	6,168,045	N/A	$19,380,180	0.0001102	$2,136
Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$19,380,180		$2,136
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,136

(1)

This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.001 per share, of Pyxis Oncology, Inc. (“Pyxis Oncology” and such shares, the “Pyxis Oncology common stock”) estimated to be issuable by Pyxis Oncology pursuant to the merger described in this registration statement and the Agreement and Plan of Merger, dated May 23, 2023, by and among Pyxis Oncology, Ascent Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Pyxis Oncology and Apexigen, Inc., a Delaware corporation (“Apexigen”).

(2)

The number of shares of Pyxis Oncology common stock being registered is based upon an estimate of (x) the maximum number of shares of common stock, par value $0.0001 per share, of Apexigen (the “Apexigen common stock”) outstanding as of June 5, 2023 or issuable or expected to be exchanged (including in respect of options and other equity-based awards and warrants) in connection with the merger, collectively equal to 35,756,789, multiplied by (y) the exchange ratio of 0.1725 shares of Pyxis Oncology common stock for each share of Apexigen common stock.

(3)

Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of Apexigen common stock as reported on The Nasdaq Capital Market on June 5, 2023 ($0.5420 per share), multiplied by the estimated maximum number of shares (35,756,789) that may be exchanged or converted for the securities being registered.

(4)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001102.